Exhibit 10.1

EXCLUSIVE TECHNOLOGY MARKETING AND LICENSE AGREEMENT

THIS EXCLUSIVE TECHNOLOGY MARKETING AND LICENSE AGREEMENT is made as of April 21, 2020 by and between SOFT TECH DEVELOPMENT CORP, a Florida corporation, having its principal executive office at 4231 Walnut Bend, Jacksonville, FL 32257 (“LICENSOR”), and WEBSTAR TECHNOLOGY GROUP, INC., a corporation organized under the laws of Wyoming and having a place of business at 4231 Walnut Bend, Jacksonville, FL 32257 (“LICENSEE”) (collectively the “PARTIES”).

BACKGROUND

A. LICENSOR is engaged in the business of designing and developing systems and products and has, over the years, acquired, licensed and developed substantial and valuable technical knowledge, know-how, and experience in the design and development of such systems and products, which it owns or licenses, as described in SCHEDULE A attached hereto and incorporated by reference, (the “LICENSOR’S Technology”); and

B. LICENSEE desires to utilize the LICENSOR’S Technology in the sale and/or licensing of the current and future software products as further described herein, including those listed in the attached SCHEDULE A (the “Licensed Products”); and

C. LICENSEE has represented that it has the ability to sell, license, market, and distribute the Licensed Products in the jurisdictions identified in SCHEDULE A attached hereto and incorporated by reference (the “Territory”);

D. LICENSOR is desirous to appoint LICENSEE as its exclusive licensee to sell, license, market, and distribute the Licensed Products in the Territory, and LICENSEE desires to accept such appointment; and

E. LICENSOR and LICENSEE believe it is in their mutual interest and desire to enter into an agreement whereby LICENSEE will use the LICENSOR’S Technology in the sale and licensing of the Licensed Products pursuant to the terms and conditions hereinafter provided.

THEREFORE, in consideration of the premises and the mutual covenants of this Agreement, the PARTIES hereto agree as follows:

1. EXCLUSIVE LICENSE

A. Grant of Exclusive License: Subject to the further terms of this Agreement, LICENSOR hereby grants to LICENSEE, for the Term of this Agreement as defined herein below, an exclusive, non-assignable (except as provided or permitted herein), right and license to use any and all LICENSOR’s Technology in order to make, have made, use, sell, market, resell, license and distribute (collectively, “Distribute”) the Licensed Products using or incorporating LICENSOR’s Technology in the Territory through any and all channels of distribution, including but not limited to the retail distribution marketplace for Distribution to consumers residing in the Territory, and Distribution to business, commercial distribution, distribution to OEM’s and/or other transactions.

B. LICENSEE’S Option to Broker Sale of Technology. During the term of this agreement, LICENSOR hereby grants LICENSEE the right to act as a broker in connection with an outright or absolute sale and transfer (i.e., not a license) of any or all of LICENSOR’S Technology underlying existing and/or future products using or incorporating LICENSOR’s Technology, including Gigabyte Slayer™ Software and the WARP-G™ Software, to third parties, provided that LICENSEE is not in breach hereof and LICENSOR provides written approval of the sale. LICENSOR agrees to enter into good faith negotiations to sell LICENSOR’S Technology and shall not unreasonably withhold or delay approval of the terms of a definitive agreement. The compensation to the PARTIES shall be via a 50/50 split of the proceeds of sale (50% to LICENSOR and 50% to LICENSEE) payable at closing of the sale transaction.

C. It is expressly understood and agreed that LICENSOR hereby retains all rights not expressly granted hereunder. It is expressly understood by the Parties hereto that this Agreement only enables LICENSEE to utilize LICENSOR’S underlying technology in the Distribution of the Licensed Products. LICENSOR retains full and sole ownership of all underlying technologies including those designated as “LICENSOR’S Technology”.

D. LICENSEE shall not have the right to appoint sub-licensees or sub-distributors without the prior express written approval by LICENSOR, which approval shall not be unreasonably withheld or delayed, of each such sub-licensee, sub-distributor or sales representative.

E. LICENSEE shall not Distribute software or any products or services that are confusingly or substantially similar or directly competitive with the Licensed Products in any jurisdiction in or outside the Territory.

F. Each party hereto shall have the right to use the other’s trade names and any trademarks and service marks (collectively “Trademarks”) associated with them, their products or services, to identify the origin of the Licensed Products or distribution services in advertising and promotional materials. Each party shall comply with all reasonable trademark usage guidelines or instructions of the other party with respect to the other party’s Trademarks.

2. TERM

This Agreement shall be effective as of the date of execution by both PARTIES and shall extend for the period set forth in SCHEDULE A (the “Term”).

3. COMPENSATION

A. In consideration for the licenses granted hereunder, LICENSEE agrees to pay to LICENSOR the royalty recited in SCHEDULE A (the “Royalty”) based on LICENSEE’S Net Sales of the Licensed Products.

B. LICENSEE shall pay LICENSOR a contingent licensing fee (the “Contingent Licensing Fee”) as set forth in Schedule A. If at any time during the Term of this Agreement LICENSOR does not have the authority to license the LICENSOR’s Technology as described herein, and LICENSEE is therefore unable to use any of the LICENSOR’s Technology or Distribute any of the Licensed Products, then LICENSOR will refund and repay to LICENSEE any and all sums LICENSEE paid as a Contingent Licensing Fee within ten (10) days of written notice.

C. The Royalty owed LICENSOR shall be calculated on a quarterly calendar basis (the “Royalty Period”) and shall be payable no later than ten (10) days after the termination of the preceding full quarterly period, i.e., commencing on the first (1st) day of January, April, July, and October, except that the first and last calendar periods may be “short” depending on the effective date of this Agreement.

D. For each Royalty Period, LICENSEE shall provide LICENSOR with a written royalty statement in a form reasonably acceptable to LICENSOR. Such royalty statement shall be certified as accurate by a duly authorized officer of LICENSEE reciting at a minimum, gross invoice amount, amount billed customers less discounts, allowances, returns and reportable Net Sales for each Licensed Product. Such statements shall be furnished to LICENSOR regardless of whether any Licensed Products were sold during the Royalty Period or whether any actual Royalty was owed.

E. “Net Sales” shall mean LICENSEE’S gross revenue (the gross invoice amount billed customers) received by LICENSEE from the Distribution of Licensed Products; provided, however, Net Sales shall not include (i) any sales taxes or other taxes collected from customers by LICENSEE for transmittal to the appropriate taxing authority, (ii) returns, refunds, or charge backs that have been made or allowed in good faith to customers, or (iii) revenue from the sale of furniture, fixtures and equipment. No other costs incurred in the licensing, selling, advertising, and Distribution of the Licensed Products shall be deducted, nor shall any deduction be made for any discounts or allowances, except with LICENSOR’s, which consent shall not be unreasonably withheld. In addition, no deduction will be made for uncollectible accounts.

F. The obligation to pay a Royalty shall accrue upon the Distribution of the Licensed Products regardless of the time of collection by LICENSEE. A Licensed Product shall be considered Distributed when such Licensed Product is billed, invoiced, shipped, or paid for, whichever occurs first.

G. The receipt or acceptance by LICENSOR of any royalty statement or payment shall not prevent LICENSOR from subsequently challenging the validity or accuracy of such statement or payment.

H. Upon expiration or termination of this Agreement, all Royalty obligations, shall be accelerated and shall immediately become due and payable within ten (10) days of expiration or termination.

I. LICENSEE’S obligations for the payment of Royalties shall survive expiration or termination of this Agreement and will continue for so long as LICENSEE continues to sell the Licensed Products.

J. All payments due LICENSOR shall be made in United States currency by wire transfer, ACH or check drawn on a United States bank, unless otherwise agreed to in writing by LICENSOR. LICENSEE shall have the right to withhold amounts it disputes in good faith as being owed to LICENSOR. Pending settlement or resolution of the dispute, LICENSEE’s non-payment of such disputed items shall not constitute default by LICENSEE, and shall not entitle LICENSOR to (a) collect late charges, fees or interest or (b) suspend or delay its provision of Services or other compliance with this Agreement.

K. Late payments shall incur interest at the rate of 1.5% a month, compounded daily, paid monthly from the date such payments were originally due until the entire payment has been paid to LICENSOR.

4. RECORD INSPECTION AND AUDIT

A. LICENSOR shall have the right, upon reasonable notice, to inspect LICENSEE’S books and records and all other documents and material in LICENSEE’S possession or control with respect to the subject matter of this Agreement within five (5) business days after LICENSOR’S written request. LICENSOR shall have reasonable, free (i.e., no cost except copying costs) and full access thereto for such purposes and may make copies thereof.

B. In the event that such inspection reveals an underpayment by LICENSEE of the actual Royalty owed LICENSOR, LICENSEE shall pay the difference, plus interest calculated at the rate of 1.5% a month, compounded daily, paid monthly until such time as LICENSOR has been paid in full. If such underpayment be in excess of One Million UNITED STATES DOLLARS ($1,000,000)) for any Royalty Period, LICENSEE shall also reimburse LICENSOR for the cost of such inspection, not to exceed $20,000.

C. All books and records relative to LICENSEE’S obligations hereunder shall be maintained and made accessible to LICENSOR for inspection at a location in the United States for at least seven (7) years after termination of this Agreement.

5. LICENSOR’S OBLIGATIONS/CONFIDENTIALITY

A. Beginning upon the effective date of this Agreement as provided in SCHEDULE A, LICENSOR shall meet with and provide LICENSEE with such LICENSOR’S Technology relating to the installation and operation of hardware, software, machinery, equipment, materials, code(s), specifications, designs, manufacturing and processing procedures, methods, layout and the like which LICENSEE may require in order to utilize the LICENSOR’S Technology in order to Distribute the Licensed Products in the Territory. It is agreed by the PARTIES that LICENSEE shall never have access to or view LICENSOR’S source code.

B. LICENSEE recognizes that LICENSOR’s Technology, and its rights with respect to such Technology, are the proprietary and confidential property of LICENSOR. Accordingly, LICENSEE shall not, without the prior written consent of LICENSOR, during the term of this Agreement and for five (5) years thereafter, disclose or reveal to any third party or utilize for its own benefit other than pursuant to this Agreement, any LICENSOR Technology concerning Licensed Products as described in this Agreement, provided that such information was not previously known to LICENSEE or to the general public. LICENSEE further agrees to take all reasonable precautions to preserve the confidentiality of LICENSOR’S Technology and shall assume responsibility that its employees and/or assignees will similarly be required to preserve this information against third parties. The provisions of this clause shall survive termination of this Agreement.

C. LICENSOR shall provide LICENSEE such technical and other qualified experts for developing the Products and for assisting LICENSEE on any problems or matters which require on-the-spot assistance, and for such periods and in such number as identified in SCHEDULE A, annexed hereto. At the request of LICENSEE, LICENSOR shall train at least five (5) employees of LICENSEE at LICENSOR’S facility. Expenses and salaries of LICENSEE personnel sent to LICENSOR by LICENSEE for training shall be borne by LICENSEE. The PARTIES will also be executing a companion Software Maintenance and Technical Support Agreement (which will incorporate this Agreement as an attachment incorporated by reference therein) to more fully cover the maintenance and support duties referred to in this paragraph 5C.

D. Technical Support. LICENSOR shall provide reasonable technical support with respect to LICENSOR’s Technology, including: (i) promptly correct any failure of the LICENSOR’s Technology to perform in accordance its applicable documentation and specifications; (ii) provide reasonable telephone support to LICENSEE and its users relating to use and Distribution of LICENSOR’s Technology; and (iii) provide LICENSEE with all new versions, releases, updates, enhancements of the LICENSOR’s Technology.

E. LICENSOR further represents and warrants that it has no actual knowledge that the LICENSOR’S Technology infringes any valid rights of any third party. If (1) any of LICENSOR’s representations and warranties or inaccurate or (2) LICENSOR did not have authority to make such representations and warrants and LICENSEE is unable to use any of the LICENSOR’s Technology or Distributed any of the Licensed Products licensed herein, then LICENSOR shall refund and repay LICENSEE the sums LICENSEE paid in accordance with item 3B of this Agreement.

6. IMPROVEMENTS

During the term of this Agreement, each party shall advise the other party of any technical improvements and/or inventions relating to the LICENSOR’S Technology and/or the Licensed Products. All such improvements and/or inventions shall become the property of LICENSOR, and LICENSEE agrees to execute any and all documents requested by LICENSOR in order to perfect LICENSOR’S right in same. LICENSEE acknowledges that LICENSOR owns all right, title and interest in and to any and all worldwide intellectual property and proprietary rights embodied in the LICENSOR’S Technology and/or the Licensed Products, including, but not limited to, all copyrights, patent rights and trade secret rights, and trademarks. LICENSEE further acknowledges that it will have no rights with respect to any of the foregoing other than the rights expressly set forth in this Agreement. Any information, know-how, data, results, and inventions, and any associated intellectual property, that is made, discovered, created, invented or generated by or through LICENSEE or its affiliate in any activities or work under this Agreement shall be owned by LICENSOR and LICENSEE will promptly assign and transfer such entire interest exclusively to LICENSOR.

7. WARRANTIES AND REPRESENTATIONS

A. LICENSOR represents and warrants that it has the right and power to enter into the subject Agreement and that there are no other agreements with any other party in conflict with such grant.

B. LICENSOR further represents and warrants that it has no actual knowledge that the Licensed Products infringe any valid rights of any third party.

C. LICENSOR represents and warrants that it will use its best efforts to promote the Licensed Products to assist LICENSEE in the distribution of the Licensed Products in the Territory.

D. LICENSEE represents and warrants that it will use its best efforts to promote, market, advertise, sell, license and distribute the Licensed Products in the Territory. LICENSEE shall be responsible for the sale, licensing and distribution of the Licensed Products and will bear all costs associated therewith. LICENSOR, in its sole discretion, shall be entitled to assist LICENSEE in these efforts to sell the Products

E. LICENSEE has established a domestic toll-free telephone number for answering questions from customers and potential customers concerning the sale or use of the Licensed Products.

8. TECHNICAL INFORMATION

LICENSOR represents that the technical information and assistance relating to the LICENSOR’S Technology conveyed under this Agreement shall be provided with reasonable care and will, where applicable, be of the same types as currently practiced by LICENSOR. However as stated above in Section 5A, it is agreed by the PARTIES that LICENSEE shall never have access to or view LICENSOR’S code.

9. LICENSEE’S OBLIGATIONS

A. LICENSEE agrees that it will, in good faith and with reasonable diligence, conduct all operations including marketing, distribution and sale of Licensed Products, in accordance with the highest standards of business customs of the industry and that it will endeavor to sell or license Licensed Products throughout the Territory, utilizing its skill and resources in such effort to the extent that high standards of business practice and judgment dictate.

B. LICENSEE shall fully comply with the marking provisions of the intellectual property laws of the applicable countries in the Licensed Territory.

10. EXPORT CONTROL Anything contained in this Agreement to the contrary notwithstanding, the obligations of the PARTIES hereto and of the subsidiaries of the PARTIES shall be subject to all laws, present and future and including export control laws and regulations, of any government having jurisdiction over the PARTIES hereto or the subsidiaries of the PARTIES, and to orders, regulations, directions or requests of any such government. Each party shall undertake to comply with and be solely responsible for complying with such laws applicable to such party.

11. TAXES AND GOVERNMENTAL APPROVALS

A. LICENSEE shall be solely responsible for the payment of any and all taxes, fees, duties and other payments incurred in relation to the use and sale of the systems and methods of the Technology or Licensed Products herein.

B. LICENSEE shall be solely responsible for applying for and obtaining any approvals, authorizations, or validations necessary to effectuate the terms of this Agreement under the laws of the appropriate national laws of each of the countries in the Licensed Territory.

12. TERMINATION

The following termination rights are in addition to the termination rights which may be provided elsewhere in the Agreement:

A. LICENSOR’S Right of Immediate Termination For Cause. Subject to all Cure Period provisions (as defined below), LICENSOR shall have the right to immediately terminate this Agreement by giving written notice to LICENSEE in the event that LICENSEE does any of the following:

(i)	Files a petition in bankruptcy or is adjudicated a bankrupt or insolvent, or makes an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law, or if the LICENSEE discontinues or dissolves its business or if a receiver is appointed for LICENSEE or for LICENSEE’S business and such receiver is not discharged within 120 days;

(ii)	LICENSOR becomes aware of any illegal or deceptive business practices or unethical conduct whatsoever by LICENSEE and/or any sub-licensee, sub-distributor or sales representative whether or not related to the Licensed Product(s).

B. Right to Terminate on Notice For Cause & Cure Period. In addition to the foregoing right to immediately terminate, LICENSOR may terminate this Agreement upon written notice to the LICENSEE in the event of a breach of any provision of this Agreement by the LICENSEE, and failure of the LICENSEE to cure such breach within 60 days of receipt of LICENSEE’s notice of breach from LICENSOR.

C. LICENSEE Right to Terminate With Cause. LICENSEE shall also have the right to terminate this Agreement upon 60 days written notice to LICENSOR in the event of a breach of any materially substantial provision of this Agreement by the LICENSOR, provided that, during that 60 day period, the LICENSOR fails to cure such breach.

D. LICENSOR does not wish to negatively impact LICENSEE’S clients and customers. In the event that this Agreement is terminated by LICENSOR for any reason, the LICENSOR agrees to provide services to the clients and customers of LICENSEE who have active agreements in good standing at the time of the termination and for the duration of those agreements. If an agreement is open-ended or has no defined termination date, LICENSOR will provide services for no less than twelve (12) months (the “Coverage Period”) from the date the client or customer was notified. Additionally, LICENSOR shall pay LICENSEE a reverse royalty of seven (7%) of LICENSOR’S Net Sales (see item 3E of this Agreement for the definition of Net Sales) of the Licensed Products realized by LICENSOR from said clients and customers. LICENSOR may, on a case-by-case basis, in its sole discretion, extend the Coverage Period.

13. POST TERMINATION RIGHTS

A. Upon the expiration or termination of this Agreement, all rights granted to LICENSEE under this Agreement, (not including those granted in the Wind-Down Period defined and authorized in Section 13B above), shall forthwith terminate and immediately revert to LICENSOR. At that time, LICENSEE shall discontinue all use of the Technology and the like.

B. Post-Termination Term. LICENSEE shall have a period of 3 months to wind-down its use of the LICENSOR’S Technology and transition to alternative trademarks (the “Wind-Down Period”), during which time LICENSEE shall have the right and license to continue to use the LICENSOR’S Technology in accordance with the terms and conditions of this Agreement. LICENSEE acknowledges that LICENSEE’s failure to cease the use of the LICENSOR’S Technology upon termination of this Agreement and after expiration of the Wind-Down Period shall result in immediate and irreparable damage to LICENSOR and to the rights of any subsequent LICENSEE. LICENSEE acknowledges and admits that there is no adequate remedy at law for such failure, and agrees that in the event of such failure, LICENSOR shall be entitled to equitable relief by way of temporary and permanent injunction and such other and further relief as any court with jurisdiction may deem just and proper.

C. Upon the expiration or termination of this Agreement, LICENSOR may require that the LICENSEE transmit to LICENSOR, at no cost, all material relating to the LICENSOR’s Technology, provided, however, that LICENSEE shall be permitted to retain a full copy of all material subject to the confidentiality provisions of this Agreement.

D.Upon the expiration or termination of this Agreement, LICENSEE shall deliver to LICENSOR all information LICENSOR needs to comply with Section 12D of this Agreement, including the customers list of all users, purchasers and clients, within seven (7) days of notice of termination.

14. INDEMNITY

A. LICENSEE agrees to defend, indemnify and hold LICENSOR, its officers, directors, agents and employees, harmless against all costs, expenses and losses (including reasonable attorneys’ fees and costs) incurred through claims of third parties against LICENSOR based on LICENSEE’s breach of this Agreement or applicable law.

B. LICENSOR agrees to defend, indemnify and hold LICENSEE, its officers, directors, agents and employees, harmless against all costs, expenses and losses (including reasonable attorneys’ fees and costs) incurred through claims of third parties against LICENSEE based on a breach by LICENSOR of this Agreement or applicable law.

C. The indemnified party shall give the indemnifying party prompt notice of any indemnified claims, permit the indemnifying party to control the defense and settlement of such claims, and reasonably cooperate with the indemnifying party in connection with the defense and settlement of such claims.

15. NOTICE AND PAYMENT

A. Any notice required to be given under this Agreement shall be in writing and delivered personally to the other designated party at the above stated address or mailed by certified, registered or Express mail, return receipt requested or by Federal Express or a similar service.

B. Either party may change the address to which notice or payment is to be sent by written notice to the other under any provision of this paragraph.

In the case of LICENSEE

Webstar Technology Group, Inc

c/o Don D. Roberts, President and CEO

4231 Walnut Bend

Jacksonville, Florida 32257

In the case of LICENSOR:

Soft Tech Development Corporation of Florida

c/o James Owens, CEO

4231 Walnut Bend,

Jacksonville, FL 32257

16. JURISDICTION/DISPUTES

This Agreement shall be governed in accordance with the laws of the State of Florida. All disputes under this Agreement shall be resolved by litigation in the courts of the State of Florida including the state and federal courts therein and the PARTIES all consent to the jurisdiction of such courts and hereby waive any jurisdictional or venue defenses otherwise available to it.

17. AGREEMENT BINDING ON SUCCESSORS

The provisions of the Agreement shall be binding upon and shall inure to the benefit of the PARTIES hereto, their heirs, administrators, successors and (if consented to by LICENSOR) assigns (the “Successors”). The Successors shall expressly assume in writing the performance of all of the terms and conditions of this Agreement to be performed by the Successor as if it were named herein in place of LICENSOR or LICENSEE. Any attempted assignment or termination in derogation of the foregoing shall be void.

18. ASSIGNABILITY

LICENSEE may not assign this Agreement or the rights and obligations thereunder to any third party without the prior express written approval of the LICENSOR. LICENSOR may assign its rights and/or obligations hereunder.

19. WAIVER

No waiver by either party of any default shall be deemed as a waiver of prior or subsequent default of the same of other provisions of this Agreement.

20. SEVERABILITY

If any term, clause or provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, clause or provision and such invalid term, clause or provision shall be deemed to be severed from the Agreement for that jurisdiction, but to remain in effect where else it is not deemed invalid.

21. INFRINGEMENT AND INVALIDITY

a. LICENSEE shall inform LICENSOR promptly in writing of any alleged infringement of the LICENSOR’S Technology by a third party and of any available evidence thereof.

b. During the term of this Agreement, LICENSOR shall have the right, but shall not be obligated, to prosecute at its own expense any such infringements of the LICENSOR’S Technology. If LICENSOR prosecutes any such infringement, LICENSEE agrees that LICENSOR may include LICENSEE as a co-plaintiff in any such suit, without expense to LICENSEE.

c. If within six (6) months after having been notified of any alleged infringement, LICENSOR shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if LICENSOR shall notify LICENSEE at any time prior thereto of its intention not to bring or continue suit against any alleged infringer, then, and in those events only, LICENSEE shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the LICENSOR’S Technology, and LICENSEE may, for such purposes, use the name of LICENSOR as party plaintiff. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of LICENSOR, which consent shall not be unreasonably withheld. LICENSEE shall indemnify LICENSOR against any order for costs that may be made against LICENSOR in such proceedings.

d. In the event that LICENSEE shall undertake the enforcement by litigation and/or defense of the LICENSOR’S Technology by litigation, any recovery of damages by LICENSEE for any such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of LICENSEE relating to the suit, and next toward reimbursement of LICENSOR for any legal fees, and unreimbursed expenses. The balance remaining from any such recovery shall be divided equally between LICENSEE and LICENSOR.

e. In any infringement suit that either party may institute to enforce the LICENSOR’S Technology pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

f. In the event a declaratory judgment action alleging invalidity or non-infringement of any of the LICENSOR’S Technology shall be brought against LICENSEE, LICENSOR, at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.

g. In the event LICENSEE contests the validity of any LICENSOR’S Technology, LICENSEE shall continue to pay royalties and make other payments pursuant to this Agreement with respect to that patent as if such contest were not underway until the patent is adjudicated invalid or unenforceable by a court of last resort.

22. INTEGRATION

This Agreement constitutes the entire understanding of the PARTIES, and revokes and supersedes all prior agreements between the PARTIES and is intended as a final expression of their Agreement. It shall not be modified or amended except in writing signed by the PARTIES hereto and specifically referring to this Agreement. This Agreement shall take precedence over any other documents which may conflict with this Agreement.

IN WITNESS WHEREOF, the PARTIES hereto, intending to be legally bound hereby, have each caused to be affixed hereto its or his/her hand and seal the day indicated.

Soft Tech Development Corp		Webstar Technology Group, Inc.
of Florida

By:	/s/ James Owens	By:	/s/ Don D. Roberts
	James Owens		Don D. Roberts

Title:	President and CEO	Title:	President and CEO

Date:	April 21, 2020	Date:	April 21, 2020

SCHEDULE A TO

EXCLUSIVE TECHNOLOGY MARKETING AND LICENSE AGREEMENT

BETWEEN SOFT TECH DEVELOPMENT CORP.

AND

WEBSTAR TECHNOLOGY GROUP, INC

1. DEFINITION: Technology

The LICENSOR’S Technology is defined as follows:

The patents and related proprietary technology and other intellectual property developed by LICENSOR, or licensed by LICENSOR from a third party, and comprising, incorporating, including or utilized in creating the Licensed Products, including the Gigabyte Slayer™ Software” (Patent #62/145,607.5), and the “WARP-G™ Software” (Patent #62/149,557.5) behind Gigabyte Slayer Software, Warp G Software and any and all new technology products the LESSOR owns, acquires, designs, develops, manufactures or produces now or in the future (during the Term of this Agreement), including LICENSOR’s license, contractual and other rights in such intellectual property. With respect to patents included within LICENSOR’s Technology, the term LICENSOR’s Technology shall include all United States and foreign patents issued from such patents or related applications, and from divisionals and continuations of these applications, to the extent the claims are directed to subject matter specifically described therein and are dominated by the claims of the existing patent rights, patents issuing thereon or reissues thereof, and any and all foreign patents and patent applications corresponding thereto.

2. DEFINITION: Licensed Products

The Licensed Products are defined as follows:

Any and all software and other technology products utilizing, comprising or incorporating the LICENSOR’S Technology, including Gigabyte Slayer™ Software” (Patent #62/145,607.5), and the “WARP-G™ Software” (Patent #62/149,557.5).

3. Licensed Territory

The following countries shall constitute the Licensed Territory: The world

4. The Term

Five (5) years from the Effective Date thereof, and thereafter, shall be automatically renewable for successive one (1) year periods, unless one hundred and twenty (120) days prior to the expiration or termination any party hereto gives written notice to the other party of its election not to renew this Agreement, in which event this Agreement shall terminate at the end of the period in which such notice was given.

5. Royalty Rate

The Royalty Rate is as follows: SEVEN PERCENT (7%).

6. Contingent Licensing Fee

LICENSEE shall pay LICENSOR a contingent licensing fee (the “Contingent Licensing Fee”) of Six Hundred Fifty Thousand ($650,000) US Dollars for each Licensed product (for a total of One Million Three Hundred Thousand Dollars ($1,300,000) upon the earlier of: (1) closing of an aggregate of $20 million in net capital offering of LICENSEE’S stock or (2) LICENSEE’S aggregate Net Sales from Licensed Products total $20 million.

Page 13 of 13